Exhibit 10.13

November 9, 2013

Sam Saks, M.D.

100 McArthur Ridge Ct.

Nashville, TN 37220

Dear Sam:

We are pleased to offer you the position of Chief Development Officer with Auspex Pharmaceuticals, Inc. You will report to the Chief Executive Officer effective on the date of your execution of this letter agreement or such later date as may be agreed to in writing by you and the Company.

In this role your compensation will be Fifty Thousand Dollars ($50,000.00) annually, which will be paid in accordance with Auspex’s normal payroll schedule and will be subject to standard payroll deductions and withholdings. In addition, from time to time you may be eligible to receive bonus opportunities determined in the sole discretion of the Board of Directors. Given the Company’s stage of development and the nominal salary relative to your position, any such special bonus opportunity may potentially be a multiple of your annual salary.

Furthermore, your cash compensation shall be augmented by your recent restricted stock grant of 277,489 shares of the Company’s common stock, such that your aggregate stock option and restricted stock grants to date now represents 650,150 shares of the Company’s common stock.

In this position, you will be responsible for overseeing all clinical and regulatory functions and activities in order to effect a timely filing and ultimately the approval of the New Drug Application for SD-809. You will further work with other members of the management team to advise the CEO on corporate strategy, positioning, and external communications for the Company. Considering the stage of Auspex, it is not possible at this time to fully define all of your duties, so Auspex may modify your role as business needs require. Your role, however, is an important one and will require your attention to achieve our goals. As such, you agree not to engage in any other employment or other activities while employed with Auspex that will conflict with your full time responsibilities to Auspex.

You are eligible to participate in all of the employee benefits that Auspex offers to its regular full-time employees subject to the terms and conditions of the applicable policy or plan which may be modified from time to time at Auspex’s discretion. A more detailed explanation of the benefits can be provided to you upon request.

In compliance with federal laws and regulations, you will be required to provide Auspex documentary evidence of your identity and eligibility for employment in the United States as a condition of employment. Such documentation must initially be provided to us within three (3) business days of your date of hire or our employment relationship with you may be terminated.

Your employment with Auspex is “at will” which means your employment may be terminated by either you or Auspex at any time with or without cause or advance notice. In connection with this at will relationship, Auspex reserves the right to exercise its managerial discretion in such areas as assignment of duties, compensation, benefits and discipline.

We will need you to read and sign several documents as a condition of your employment at Auspex. These include:

•	A Prior Employment Agreements Schedule (Exhibit A) that lists any and all agreements relating to your prior employment that may affect your ability to be employed by Auspex or limit the manner in which you may be employed. Unless you advise us to the contrary we will assume that by accepting this letter agreement there are no agreements that will prevent you from being employed by Auspex or performing your duties here.

•	A Non-Disclosure and Developments Agreement, a copy of which is attached, which requires, among other provisions, the assignment of patent rights to any invention made during your employment at Auspex, and non-disclosure of Company proprietary information. Please note that we must receive your signed Agreement on or before your first day of employment.

•	An Arbitration Agreement, a copy of which is attached.

This letter agreement, along with the Prior Employment Agreements, Nondisclosure and Developments Agreement and Arbitration Agreement sets forth the terms and conditions of your employment with Auspex and supersedes any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews, or pre-employment negotiations, whether written or oral. This letter agreement, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Chief Executive Officer and you.

This letter agreement is contingent upon the verification by Auspex of information you have provided to us regarding your qualifications for employment. If you are in agreement with this offer, please indicate your acceptance by signing below.

Sam, we are extremely excited to make you this offer and look forward to having you as part of the Auspex team. We think you will be a very valuable addition to Auspex and will help it to achieve its long-term goals.

Sincerely,

/s/ Pratik Shah
Pratik Shah
Chief Executive Officer

ACCEPTED:

/s/ Sam Saks	11-9-13
Sam Saks, M.D.	Signature Date

Enclosures:

Prior Employment Agreements

Non-Disclosure and Developments Agreement

Arbitration Agreement